     As filed with the Securities and Exchange Commission on June 18, 1998


                                                       Registration No. 33-62487
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                ---------------


                                 AMENDMENT NO. 2

                                       TO

                                    FORM S-3


                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                ---------------

                              CAVALIER HOMES, INC.
             (Exact name of registrant as specified in its charter)


                  Delaware                                   63-0949734
       (State or other jurisdiction of                    (I.R.S. employer
       incorporation or organization)                  identification number)


                                ---------------
                       Highway 41 North and Cavalier Road
                             Addison, Alabama 35540

                                 (205) 747-0044

                   (Address, including zip code, and telephone

                         number, including area code, of

                    registrant's principal executive offices)

                                ---------------

                                David A. Roberson
                       Highway 41 North and Cavalier Road
                                Addison, AL 35540
                                 (205) 747-0044
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                ---------------

                                   Copies to:
                              John B. Grenier, Esq.
                         BRADLEY ARANT ROSE & WHITE LLP
                           2001 Park Place, Suite 1400
                            Birmingham, Alabama 35203
                                 (205) 521-8000

                                ---------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


         NOTE: The 562,500 shares included in this Registration Statement as filed with the commission on June 18, 1998, have been adjusted to 562,500 shares in order to reflect a 3-for-2 stock split effected as a 50% stock dividend on February 15, 1996 and a 5-for-4 stock split effected as a 25% stock dividend on November 15, 1996. The registration fee, which was paid at the time of the filing of the Registration Statement on September 8, 1995, was calculated on the basis of the average of the high and low prices reported on September 8, 1995 on the New York Stock Exchange, which price was $14.125 per share.

PROSPECTUS

                              CAVALIER HOMES, INC.

                  562,500 SHARES OF COMMON STOCK ISSUABLE UPON
                   EXERCISE OF STOCK OPTIONS GRANTED UNDER THE
              AMENDED AND RESTATED DEALERSHIP STOCK OPTION PLAN OF
                              CAVALIER HOMES, INC.
                                     AND THE
                         GRANTS OF RELATED STOCK OPTIONS




         Cavalier Homes, Inc., a Delaware corporation (the "Company"), desires, through the grant by the Company of nonqualified stock options (the "Options"), to provide an incentive to manufactured housing dealerships to sell only manufactured homes which are produced by the Company and to sell the consumer finance contracts resulting from the sale of new manufactured homes to the Company's wholly owned finance subsidiary. Grants of such Options are to be made automatically to participating dealerships on the basis of the annual sales volume of such contracts sold to such finance subsidiary. See "Description of the Plan." On September 6, 1995, the Company's Board of Directors adopted the Dealership Stock Option Plan of Cavalier Homes, Inc. to provide for such grants and on April 21, 1998, the Company's Board of Directors adopted certain amendments to the said Plan (as amended, the "Plan").



         This Prospectus relates to the 562,500 shares (the "Shares") of common stock, par value $0.10 per share (the "Common Stock"), of the Company that will be issued upon exercise of Options to be granted under the Plan to the Company's Eligible Dealerships (as defined). This Prospectus also relates to the 562,500 Options to be granted under the Plan. The Options are to be granted, and the Shares are to be issued, directly by the Company. One or more officers, directors and employees of the Company will offer participation in the Plan to Eligible Dealerships in those states in which such officers, directors and employees are permitted to make such offers. In other states, offers to participate in the Plan must be made through brokers, dealers or other persons licensed to do so by the securities regulatory authorities of such states. In such jurisdictions, participation in the Plan will be offered through such persons, including employees of the Company who have been so licensed. Neither the Company nor any of its officers, directors or employees will receive any commissions or other remuneration in connection with the offer and sale of any Shares. See "Plan of Distribution."





           SEE "RISK FACTORS" AT PAGE 4 OF THIS PROSPECTUS FOR CERTAIN
                 FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS
                       OF THE COMMON STOCK OFFERED HEREBY




            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION PASSED UPON
                        THE ACCURACY OR ADEQUACY OF THIS
                         PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                          ----------------------------



                     The date of this Prospectus is , 1998.

         Each Option will have an exercise price equal to the Fair Market Value (as defined) of a share of Common Stock on the date of grant and will expire no later than the third anniversary of the date of grant. Except as otherwise required by law, Options may not be transferred, assigned or hypothecated and any attempt to transfer, assign or hypothecate an Option shall cause such Option to become null and void. See "Description of the Plan."


         Generally, the Shares received upon the exercise of Options may be resold under the Securities Act of 1933, as amended (the "Securities Act"), without limitation as to either the quantity sold or the period during which such Shares were held, provided that such Shares are acquired upon exercise of Options while the Registration Statement of which this Prospectus is a part remains in effect under the Securities Act. See "Restrictions on Resale."

         The grant of an Option to an Eligible Dealership or its designee will not be taxable to such person unless the Option is deemed to have a readily ascertainable fair market value. The Company does not believe that the Options will have a readily ascertainable fair market value. Upon the exercise of an Option, the Optionee (as defined) will recognize ordinary compensation income at the time of the exercise in an amount equal to the excess of the then fair market value of the shares of Common Stock received over the exercise price. Because Optionees will not be employees of the Company, there will be no withholding by the Company with respect to such compensation. See "Federal Income Tax Consequences."

         The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol CAV. On June 16, 1998, the last sale price reported by the NYSE for the Common Stock was $11 11/16 per share.

         Grants of Options under the Plan and sales of Shares pursuant to the exercise of such Options are limited to participating Eligible Dealerships (as defined) of the Company or their designees. See "Description of the Plan."

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with any offer to sell or sale of the securities with respect to which this Prospectus is issued and, if given or made, such information or representation must not be relied upon as having been authorized. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date or that there has been no change in the business or affairs of the Company since such date. This Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state or under any circumstances in which any such offer or solicitation would be unlawful.



                              AVAILABLE INFORMATION


         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http:/ /www.sec.gov that contains reports, proxy and information statements and other information regarding issuers of securities which file electronically with the Commission. The Company's Common Stock is listed on the NYSE. The reports, proxy and information statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits to the Registration Statement which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission (Commission File No. 1-9792) are incorporated herein by reference:



         1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (including the portions of the Company's Proxy Statement for its Annual Meeting of Stockholders held May 20, 1998 that are incorporated by reference therein) (File No. 1-9792).

         2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 27, 1998 (File No. 1-9792).

         3) The Company's Current Report on Form 8-K dated January 15, 1998 (as amended by Form 8-K/A dated March 16, 1998 and Form 8-K/A dated March 17, 1998) (File No. 1-9792).

         4) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission under the Exchange Act on December 9, 1987, as amended by the Company's Form 8-A dated December 16, 1987, and as updated (A) in the Registration Statement on Form S-3, effective June 23, 1993 (File No. 1-9792), to reflect the increase of the number of shares of authorized common stock from 5,000,000 shares to 15,000,000 shares, (B) by the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 2, 1994 (File No. 1-9792), reflecting the listing of the Common Stock on the NYSE, (C) under the caption "Proposed Amendment to Certificate of Incorporation" in the Company's Proxy Statement dated March 25, 1997 (File No. 1-9792) to reflect the increase of the number of shares of authorized common stock from 15,000,000 to 50,000,000, and (D) under the caption "Description of Cavalier Capital Stock" in the Company's Registration Statement on Form S-4, filed with the Commission on December 2, 1997 (Reg. No. 333-41319).

         5) The description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on October 29, 1996 (File No. 1-9792), and as amended by the Company's Form 8-A filed on November 11, 1996 (File No. 1- 9792).

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference and to be a part of the Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein or contained herein shall be deemed to be modified or superseded to the extent that a statement herein or in a document subsequently incorporated by reference herein shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide, without charge to each person to whom this Prospectus is delivered, and upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such a request is to be directed to Mr. Michael R. Murphy, Cavalier Homes, Inc., Highway 41 North and Cavalier Road, Addison, Alabama 35540 (telephone number:
(205) 747-0044).

                                  RISK FACTORS


         In addition to the other information contained herein, persons interested in making an investment in the Company should carefully consider the following factors concerning the Company and its business:

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING BENEFITS OF THE BELMONT MERGER

         On December 31, 1997, Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of the Company, merged with and into Belmont Homes, Inc., a Mississippi corporation and also a producer of manufactured housing ("Belmont"), and Belmont became a wholly owned subsidiary of the Company. For a more detailed description of Belmont and this transaction, reference is made to the Company's Current Reports on Form 8-K dated August 20, 1997, December 11, 1997 and January 15, 1998 (as amended by Form 8-K/A dated March 16, 1998 and Form 8-K/A dated March 17, 1998), and the Company's Registration Statement on Form S-4 filed with the Commission on December 2, 1997 (Reg. No. 333-41319). The acquisition of Belmont will require the consolidation of functions and the integration of departments, systems and procedures, which will present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected, if at all. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, synergies and benefits, there can be no assurance of the extent to which or whether such cost savings, efficiencies, synergies or benefits will be achieved.

CYCLICAL AND SEASONAL NATURE OF THE MANUFACTURED HOUSING INDUSTRY

         The manufactured housing industry is cyclical and seasonal and has experienced wide fluctuations in aggregate sales in the past, resulting in the failure of many manufacturing concerns. Consequently, the Company can give no assurance that the industry will not have a change in its cycle, which could have a material adverse effect on the Company's results of operations or financial condition. The market for manufactured homes is affected by many of the same national and regional economic and demographic factors that affect the broader housing industry. Historically, most sectors of the home building industry, including the manufactured housing industry, have been affected by, among other things, changes in general economic conditions, inflation, levels of consumer confidence, employment and income levels, housing demand, availability of alternative forms of housing, availability of financing and the level and stability of interest rates.

         The Manufactured Housing Institute ("MHI") reported that during the period from 1983 to 1991, aggregate domestic shipments of manufactured homes declined 42% from 295,079 homes to 170,713 homes. According to industry statistics, after a twenty-eight-year low in shipments of homes in 1991, the industry recovered significantly, posting increases in shipments of 24%, 21%, 20%, 12% and 7% for 1992, 1993, 1994, 1995 and 1996, respectively. However, industry statistics reflect a decrease in home shipments of approximately 3% for 1997 when compared to 1996. The manufactured housing industry has, over the past several years, experienced increases in both the number of retail dealers and manufacturing capacity, which the Company believes is currently resulting in slower retail turnover, higher dealer inventories and increased price competition. The duration and extent of this tightening of competitive conditions, and their corresponding impact on the future results of operations and financial condition of the Company, is uncertain at this time. As a whole, the industry appears to have improved year-to-date through March 1998, with MHI reporting that industry shipments increased over the same period in 1997 by approximately 5%.

         Sales in the manufactured housing industry are also seasonal in nature, with sales of homes traditionally being stronger in April through October and weaker during the first and last part of the calendar year. While seasonality was not a significant factor in the Company's business during the period of 1992 through 1996 when industry shipments were steadily increasing, the decline in shipments in 1997 and the tightening of competitive conditions may signal a return to the industry's more traditional seasonal patterns.

LIMITATIONS ON ABILITY TO PURSUE GROWTH STRATEGY

         The Company's growth strategies are to (i) expand its financial services activities, (ii) expand the production and distribution of component parts for manufactured housing, (iii) expanded its independent dealer network, and (iv) pursue additional acquisitions. The Company may also pursue the acquisition or establishment of retail sales centers as well as manufactured housing community development.
                                        4

Since 1991, the Company has expanded manufacturing capacity to meet the increase in demand for its manufactured homes. Downturns in shipments in the manufactured housing industry, or a decline in the demand or growth in demand for the Company's homes, could have a material adverse effect on the Company. The Company's ability to execute its strategy will depend on a number of factors, including general economic and industry conditions, its ability to sell to additional independent dealers, the availability of semi-skilled workers in the areas in which the Company's manufacturing facilities are located, the ability of the Company's finance subsidiary, Cavalier Acceptance Corporation ("CAC"), to be competitive and other factors, many of which are beyond the control of the Company. There can be no assurance that the Company's growth strategy will be successful. Further, if the Company's growth strategy is unsuccessful, there can be no assurance that such lack of success will not have a material adverse effect upon the Company's results of operations or financial condition.

UNCERTAINTIES REGARDING RETAIL FINANCING ACTIVITIES

         The Company engages in the business of purchasing retail installment finance loans that have been originated by the Company's independent exclusive dealers. The Company maintains a reserve for estimated credit losses on installment sale contracts owned by CAC to provide for future losses based on the Company's historical loss experience, current economic conditions and portfolio performance. The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate losses realized by CAC will not exceed the Company's loss reserves and have a material adverse effect on the Company's results of operations and financial condition. There also can be no assurance that volatility or a significant change in interest rates will not materially affect CAC's and the Company's business, results of operations or financial condition.

         The Company's strategy currently includes the continued expansion of the financial services segment of its business. Accordingly, the Company may incur additional debt, or other forms of financing, in order to continue to fund such growth. The Company may also engage in other transactions, such as selling or securitizing portions of its installment loan portfolio, that are designed to facilitate the ability of CAC to purchase and/or originate an increased volume of loans and to reduce the Company's exposure to interest rate fluctuations and installment loan losses. The Company has recently entered into such a transaction pursuant to an agreement with another lender providing for the periodic resale of a portion of CAC's loans that meet established criteria, and on March 13, 1998, CAC sold approximately $25,000,000 of its loans pursuant to this agreement. No assurance can be given that additional sales will indeed be made under this agreement, however, or that CAC and the Company will be able to realize the expected benefits from the agreement. Further, there can be no assurance that possible additional financing, or the aforementioned transactions involving the Company's installment loan portfolio, will be available on terms acceptable to the Company. If they are not, the Company may be forced to curtail the expansion of its financial services business and to alter its strategies.

LIMITATIONS ON AVAILABILITY OF CONSUMER AND DEALER FINANCING

         Consumer financing for manufactured home purchases is generally provided by third-party lenders. The availability and cost of financing for manufactured home purchasers and dealers is important to the Company's sales and is dependent on financial institutions' lending practices, the strength of the credit markets generally, governmental policies and other conditions, all of which are beyond the Company's control. In addition, in most states, manufactured homes are classified legally and by taxing authorities as personal property rather than real estate. As a result, financing for the purchase of manufactured homes is characterized by shorter loan maturities and higher interest rates, and in certain periods such financing is more difficult to obtain than conventional home mortgages. Unfavorable changes in these factors may have a material adverse effect on the Company's results of operations or financial condition.


POTENTIAL UNAVAILABILITY AND INCREASES IN PRICES OF RAW MATERIALS


         The Company's operating costs may be significantly affected by the availability and pricing of certain raw materials, particularly lumber, gypsum, particle board and insulation. Sudden increases in demand for these construction materials caused by natural disasters or other market forces can greatly increase the costs of materials or limit the availability of such materials. Increases in costs cannot always be reflected immediately in prices and, consequently, may adversely impact profitability. Further, a reduction in the availability of raw materials also may affect a company's ability to meet or maintain production requirements.

CONTINGENT REPURCHASE AND GUARANTY OBLIGATIONS


         It is a customary practice in the manufactured housing industry to enter into repurchase and other recourse agreements with lending institutions which have provided wholesale floor plan financing to dealers. Substantially all of the Company's sales are made to dealers located primarily in the southeast, southwest and midwest regions of the United States pursuant to repurchase agreements with lending institutions. These agreements generally provide for repurchase of the Company's products from the lending institutions for the balance due them in the event of repossession upon a dealer's default. The risk of loss under repurchase agreements is mitigated by the fact that (i) sales of manufactured homes are spread over a relatively large number of independent dealers; (ii) the price the Company is obligated to pay under such repurchase agreements generally declines over the period of the agreement and also declines during such period based on predetermined amounts; and (iii) the Company has been in many cases able to resell homes repurchased from credit sources in the ordinary course of business without incurring significant losses. While the Company has established a reserve for possible repurchase losses, there can be no assurance that the Company will not incur material losses in excess of such reserves in the future.

COMPETITIVE NATURE OF THE INDUSTRY

         The production and sale of manufactured homes is a highly competitive industry, characterized by low barriers to entry and severe price competition. Competition is based primarily on price, product features and quality, reputation for service and quality, depth of field inventory, delivery capabilities, warranty repair service, dealer promotions, merchandising and terms of dealer and retail consumer financing. In addition, the Company competes with other manufacturers, some of which maintain their own retail sales centers, for quality independent dealers. In addition, manufactured homes compete with other forms of low-cost housing, including site-built, prefabricated and modular homes, apartments, townhouses and condominiums. The Company faces direct competition from numerous manufacturers, many of which possess greater financial, manufacturing, distribution and marketing resources. As a result of these competitive conditions, the Company may not be able to sustain past levels of sales or profitability.

RELIANCE ON EXECUTIVE OFFICERS

         The success of the Company's business is highly dependent upon the personal efforts and abilities of the current executive officers of the Company. Specifically, the success of the Company is highly dependent on the efforts of its Chairman of the Board, Barry B. Donnell, its President and Chief Executive Officer, David A. Roberson, and its Vice President, Chief Financial Officer and Secretary-Treasurer, Michael R. Murphy. The loss of the services of one or more of these individuals could have a material adverse effect upon the Company's business. The Company does not have employment or non-competition agreements with any of its executive officers. The Company's continued growth, including the expansion of CAC's business, will depend upon its ability to attract and retain additional experienced management personnel.

DEPENDENCE ON INDEPENDENT DEALERS

         The Company depends on independent dealers for substantially all retail sales of its manufactured homes. Typically only one dealer within a given market area distributes a particular product line of the Company. The industry has recently been experiencing a trend of increasing competition for quality independent dealers, and many manufacturers, some of which had previously not owned their own retail sales centers, have begun aggressive programs to purchase independent dealers, including some of the Company's independent dealers and/or establishing their own retail sales center. While the Company believes that its relations with its independent dealers are generally good, the Company's relationships with its dealers are cancelable on short notice by either party, and there can be no assurance that the Company will be able to maintain these relations, that these dealers will continue to sell the Company's homes or that the Company will be able to attract and retain quality independent dealers.

POTENTIAL ADVERSE EFFECTS OF REGULATIONS

         The Company is subject to a variety of federal, state and local laws and regulations affecting the production, sale and financing of manufactured housing. The National Manufactured Home Construction and Safety Standards Act of 1974, as amended, and regulations promulgated by the U.S. Department of Housing and Urban Development ("HUD") thereunder, impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. Failure to comply with such regulations could expose the Company to a wide variety of sanctions, including closing one or more manufacturing facilities. HUD has promulgated regulations with respect to structural design and wind loads and energy conservation. The Company's operations were not materially affected by the regulations; however, HUD has these matters under continuous review and it cannot be predicted what effect (if any) additional regulations promulgated by HUD would have on the Company or the manufactured housing industry as a whole. In addition, certain components of manufactured homes are subject to regulation by the U.S. Consumer Product Safety Commission. The Company's manufactured homes are also subject to local zoning and housing regulations. A number of states require manufactured home producers to post bonds to ensure the satisfaction of consumer warranty claims. A number of states have adopted procedures governing the installation of manufactured homes. Utility connections are subject to state and local regulation.

         The Company is also subject to the Magnuson-Moss Warranty Federal Trade Commission Improvement Act, which regulates the descriptions of warranties on products. The description and substance of the Company's warranties are also subject to a variety of state laws and regulations.

         A variety of federal laws affect the financing of manufactured homes, including the financing activities conducted by CAC. The Consumer Credit Protection Act (Truth-in-Lending) and Regulation Z promulgated thereunder require substantial disclosures to be made in writing to a consumer with regard to various aspects of the particular transaction, including the amount financed, the annual percentage rate, the total finance charge, itemization of the amount financed and other matters and also set forth certain substantive limitations on permissible contract terms. The Equal Credit Opportunity Act and Regulation B promulgated thereunder prohibit credit discrimination against any credit applicant based on certain prohibited bases, and also require that certain specified notices be sent to credit applicants whose applications are denied. The Federal Trade Commission has adopted or proposed various trade regulation rules to specify and prohibit certain unfair credit and collection practices and also to preserve consumers' claims and defenses. The Government National Mortgage Association ("GNMA") specifies certain credit underwriting requirements in order for installment manufactured home sale contracts to be eligible for inclusion in a GNMA program. HUD also has promulgated substantial disclosure and substantive regulations and requirements in order for a manufactured home installment sale contract to qualify for insurance under the Federal Housing Authority ("FHA") program, and the failure to comply with such requirements and procedures can result in loss of the FHA guaranty protection. In addition, the financing activities of CAC may also become subject to the disclosure requirements of the Home Mortgage Disclosure Act. In addition to the extensive federal regulation of consumer credit matters, many states have also adopted consumer credit protection requirements that may impose significant requirements for consumer credit lenders. For example, many states require that a consumer credit finance company such as CAC obtain certain regulatory licenses or permits in order to engage in such business in that state, and many states also set forth a number of substantive contractual limitations regarding provisions that permissibly may be included in a consumer contract, as well as limitations upon the permissible interest rates, fees and other charges that may be imposed upon a consumer. Failure by the Company or CAC to comply with the requirements of federal or state law pertaining to consumer credit could result in the unenforceability of the particular contract for the affected consumer, civil liability to the affected customers, criminal liability and other adverse results.

         There can be no assurance that the Company will not be adversely affected by a failure to comply with any laws or regulations applicable to or affecting the Company.

COMPLIANCE WITH ENVIRONMENTAL LAWS

         The Company's operations are subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies and entities, to impose fines and penalties. The requirements of such laws and enforcement policies have generally become more strict in recent years. Accordingly, the Company can give no assurance that it will not be required to incur response costs, remediation expenses, fines, penalties or other similar damages, expenses or liabilities, or to incur operational shut-downs, business interruptions or similar losses, associated with compliance with environmental laws and enforcement policies that either individually or in the aggregate would have a material adverse effect on the Company's results of operations or financial condition.

LITIGATION

         The Company and its subsidiaries are engaged in various legal proceedings that are incidental to and arise in the course of its business. Certain of the cases filed against the Company and its subsidiaries and companies engaged in businesses similar to it allege, among other things, breach of contract and warranty, product liability, personal injury and fraudulent, deceptive or collusive practices in connection with their businesses. These kinds of suits are typical of suits that have been filed in recent years, and they sometimes seek certification as class actions, the imposition of large amounts of compensatory and punitive damages and trials by jury. Courts have certified several of these types of cases as class actions recently, and many of these types of cases have resulted in large damage awards, especially large punitive damage awards. The outcome of many of the cases in which the Company is involved or may in the future become involved cannot be predicted with any degree of reliability, and the potential exists for unanticipated material adverse judgments against the Company and its respective subsidiaries.

         In addition, a suit has been filed by three former shareholders (the "Plaintiffs") of Belmont Homes, Inc., an Alabama corporation which originally owned the initial Belmont manufacturing facility ("BHIA"), against BHIA, Belmont (as a successor in interest of BHIA), certain other corporate entities (collectively, the "Other Corporations"), the Estate of Jerold Kennedy (the former President and Chief Executive Officer of Belmont), J. M. Page, and certain other unnamed and unidentified individual officers, employees, agents and directors of BHIA, Belmont and the Other Corporations, alleging breach of fiduciary duties, misrepresentation, deceit, suppression and civil conspiracy. The suit, which was originally filed in the Circuit Court of Madison County, Alabama (Case Number CV 97-2297), was transferred to the Circuit Court of Franklin County, Alabama on May 6, 1998. The Plaintiffs state that they owned a majority of the stock in BHIA and sold such stock in February of 1989. In addition to certain other allegations, the Plaintiffs claim that Mr. Kennedy, along with others who allegedly conspired with him, misrepresented and omitted certain facts to them regarding his attempts to hire a production manager, that Belmont later hired the production manager, and that the Plaintiffs would not have sold their stock in BHIA in the absence of these alleged misrepresentations and omissions. In their complaint, the Plaintiffs request an unspecified amount of compensatory and punitive damages and/or equitable relief, including a constructive trust. The Company is aware that these same plaintiffs have also filed a separate claim against the Estate of Mr. Kennedy in the probate court of Franklin County, Alabama (Case Number 97-051), alleging essentially the same facts and seeking substantial compensatory damages and punitive damages and a constructive trust over the stock in the various Belmont entities owned by Mr. Kennedy's estate. The Company believes that the Plaintiffs' claims against Belmont are without merit and intends to vigorously contest such claims. The outcome of this litigation and its effect on the Company cannot presently be determined, however, and the possibility exists for an adverse resolution of the litigation which could have a material adverse effect on the results of operations and financial condition of the Company in the quarter and year in which any such adverse resolution occurs.


VOLATILITY OF STOCK PRICE

         The Company's Common Stock is traded on the NYSE. The market price of the Company's Common Stock may be subject to significant fluctuations in response to variations in the Company's operating results and other factors affecting the Company specifically and the stock market and the manufactured housing industry generally.


                                   THE COMPANY

GENERAL DESCRIPTION

         The Company, through its wholly owned subsidiaries and their respective divisions, designs, produces and sells manufactured homes and markets its homes in over 30 states through more than 800 independent dealers operating over 1,000 sales centers, including 170 independent exclusive dealer locations as of May 29, 1998 . The Company currently operates 22 manufacturing facilities. Through CAC, the Company also makes installment sale financing available to qualifying retail customers of its exclusive dealers. The principal executive offices of the Company are located at Highway 41 North and Cavalier Road, Addison, Alabama 35540, and its telephone number is (205) 747-0044.

         For a more detailed description of the Company, including audited and unaudited financial information, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Current Report on Form 8-K dated January 15, 1998 (as amended by Form 8-K/A dated March 16, 1998 and Form 8-K/A dated March 17, 1998), and the Company's Quarterly Report on Form 10-Q for the quarter ended March 27, 1998 and subsequent reports filed by the Company pursuant to Section 13(a) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby, which are incorporated herein by reference.



                             DESCRIPTION OF THE PLAN

GENERAL

         The Company desires, through the grant of Options, to provide an incentive to Eligible Dealerships to sell installment sale contracts ("Contracts") to CAC. Competition for the purchase of Contracts from manufactured housing dealerships among finance companies and banks is intense. Through the implementation of the Plan, the Company is seeking to provide an additional incentive for entities to become Eligible Dealerships and to sell Contracts to CAC. The Company believes that by providing Eligible Dealerships an opportunity to participate in the possible success and growth of the Company through the ownership of Shares acquired upon the exercise of Options, the Eligible Dealerships will possibly have an added incentive to sell Contracts to CAC. Further, the Eligible Dealerships' interests will, by virtue of the ownership of Options and Shares, be more closely aligned with the interests of the Company and its shareholders. However, because the Options will have an exercise price equal to the Fair Market Value (as defined) of the Common Stock, there can be no assurance that the holders of Options will realize any benefits from the ownership of the Options.


         The statements in this Prospectus concerning the terms and provisions of the Plan are summaries and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the Plan which is included herewith as Appendix A. Reference is also made to the Dealer Participation Letter, included herewith as Appendix B, and to "Questions and Answers," included herewith as Appendix C.

         The Plan is not a qualified deferred compensation plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended.


         Participants under the Plan may obtain additional information regarding the Plan and its administration from Mr. Michael R. Murphy, Cavalier Homes, Inc., Highway 41 North and Cavalier Road, Addison, Alabama 35540 (telephone number: (205) 747-0044).

PURPOSE OF THE PLAN

         The purpose of the Plan is to provide an incentive to manufactured housing dealerships to become Eligible Dealerships and to sell Contracts to CAC. In furtherance of this purpose, the Plan authorizes the granting of Options to participating Eligible Dealerships or their designees, based upon the annual sales volume of Contracts generated at each individual Dealer Location and sold by Eligible Dealerships to CAC.

NUMBER OF SHARES SUBJECT TO THE PLAN

         Subject to adjustments as described elsewhere herein, a maximum of 562,500 Shares are subject to the Plan and such number of Shares has been reserved by the Company for such purpose. The Shares subject to the Plan may consist of unissued Shares or previously issued Shares reacquired and held by the Company as treasury shares. Should any Option expire, terminate or be canceled or surrendered prior to its exercise, the Shares subject to such Option may again be the subject of an Option granted under the Plan. As of June 10, 1998, 121,033 Options had been granted to Eligible Dealerships under the Plan.

ADJUSTMENTS

         In the event of any stock dividend, stock split-up, combination or exchange of shares of Common Stock, appropriate adjustments shall be made to (i) the number of Shares reserved under the Plan; (ii) the number of outstanding Options; and (iii) the exercise price of each outstanding Option; provided, however, that the number of Options to be granted for the volume of Contracts sold to CAC pursuant to Section 5(a) of the Plan is not subject to any such adjustment. No adjustment is to be made upon the issuance of shares of the Company's capital stock, or securities convertible into the Company's capital stock, either in connection with a direct sale or upon the exercise of rights to subscribe therefor or upon the conversion of shares or obligations of the Company convertible into such shares or other securities.

         In the event of a merger, consolidation or other reorganization of the Company under the terms of which the Company is not the surviving corporation, but the surviving corporation elects to assume an Option, the respective Agreement (as defined) and the Plan, each Optionee will be entitled to receive, upon the exercise of such Option, with respect to each Share issuable upon exercise of such Option, the number of shares of stock of the surviving corporation (or equity interest in any other entity) and any other notes, evidences of indebtedness or other property that the Optionee would have received in connection with such merger, consolidation or other reorganization had the Option been exercised with respect to such Share immediately prior to the merger, consolidation or other reorganization.

ELIGIBILITY

         Any corporation, partnership, proprietorship, company, limited liability company, firm or other business entity which (i) is engaged in the business of selling manufactured homes to the general public, (ii) sells only manufactured homes produced by the Company or an affiliate and (iii) is a party to, and is not in breach of, a Qualifying Non-Recourse Time Sales Agreement with the Company or an affiliate, is an Eligible Dealership under the Plan.

ADMINISTRATION


         The Plan is to be administered by an officer of the Company (the "Plan Administrator") who is designated as such by, and the who serves at the pleasure of, the Board of Directors of the Company. The Plan Administrator has the authority, in his sole and absolute discretion, to (i) adopt, amend and rescind administrative and interpretive rules and regulations relating to the Plan, (ii) determine the terms and provisions of the respective Agreements which need not be identical but which are not to be inconsistent with the Plan, (iii) construe the terms of any written agreement between the Company and an Optionee which evidences Options granted under the Plan (an "Agreement"), (iv) as provided in the Plan, upon certain events to make appropriate adjustments to the exercise price of each Option, the number of outstanding Options and the number of Shares reserved under the Plan and (v) make all other determinations and perform all other acts necessary or advisable for administering the Plan including the delegation of such ministerial acts and responsibilities as the Plan Administrator deems appropriate. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Agreement in the manner and to the extent he deems expedient to carry it into effect. The Plan Administrator is to be the sole and final judge of such expediency. The Plan Administrator is to have full discretion to make all determinations on the matters referred to above and such determinations are to be final, binding and conclusive.

GRANT OF OPTIONS

         Subject to Section 5(e) of the Plan, on the twenty-fifth (25th) day following the close of each fiscal quarter, the Company is to grant to each party which is a participating Eligible Dealership on the date that the grant of Options is to be made, Options based upon the achievement of annual goals for sales of Contracts from individual Dealer Locations to CAC.

         Upon the sale by the Eligible Dealership of $1 million of Contracts generated by any individual Dealer Location to CAC during the calendar year, the Company is to grant one thousand (1,000) Options to the Eligible Dealership on the twenty-fifth (25th) day following the close of the fiscal quarter in which the sales goal was achieved. Upon the sale by the Eligible Dealership of $2 million of Contracts generated by any individual Dealer Location to CAC during the calendar year, the Company is to grant an additional one thousand five hundred (1,500) Options to the Eligible Dealership, and upon the sale of $3 million of such Contracts the Company is to grant an additional two thousand five hundred (2,500) Options to the Eligible Dealership. During the period beginning March 28, 1998 and ending December 31, 1998, the individual Dealer Location sales goals are reduced to $750,000, $1.5 million and $2.25 million, respectively. The Plan also provides that the Company will award one hundred
(100) Options for each Contract sold by an Eligible Dealership to CAC during the period beginning March 28, 1998 and ending June 26, 1998. Additionally, the individual Dealer Location sales goals for a Newly Eligible Dealership (as that term is defined in the Plan) are prorated during the calendar year the Newly Eligible Dealership becomes eligible to participate in the Plan. Grants are to be determined and Options awarded based upon sales of Contracts to CAC on an individual Dealer Location basis and not upon aggregated sales of Contracts by an Eligible Dealership. The maximum award of Options in any calendar year under this provision of the Plan is five thousand (5,000) Options per Dealer Location.

         In addition, the Company is to grant to the Eligible Dealership having the individual Dealer Location that has the highest dollar amount of annual sales of Contracts to CAC in the calendar year, five thousand (5,000) Options on or before the twenty-fifth (25th) day following the last day of the calendar year to which the Option grant applies. Thus, it is possible that the individual Dealer Location that has the highest dollar amount of annual sales of Contracts to CAC during a calendar year could be awarded up to ten thousand (10,000) Options for such calendar year. The first grant pursuant to this provision will be made on or before July 31, 1998 to the Eligible Dealership that had the individual Dealer Location that had the highest dollar amount of annual sales of Contracts to CAC in the calendar year ended December 31, 1997.

         Notwithstanding the foregoing, all or any number of the Options which would otherwise be granted to the Eligible Dealership will be granted to persons designated by such Eligible Dealership as reflected in its most recent Dealer Participation Letter then on file with the Company on the day of grant. Reference is made to the Dealer Participation Letter, the form of which is included herewith as Appendix B. A party to whom or which an Option is to be granted pursuant to the Plan shall not be deemed to have become an Optionee and shall have no rights with respect to such Options unless and until such party has executed and delivered an Agreement to the Plan Administrator.

         The Plan provides that the term "fiscal quarter" means each three month period of time ending on the final day of each fiscal quarter of the Company, and a calendar year means the period of time beginning on January 1 and ending on December 31 of each year. The term "Dealer Location" means each individual location at which an Eligible Dealership is engaged in the business of selling only manufactured homes produced by the Company or an affiliate of the Company to the general public.


         For purposes of grants under the Plan, a Contract will be deemed to have been sold by an Eligible Dealership to CAC on the date on which CAC pays the Eligible Dealership all or a portion of the price of the manufactured home which is the subject of the Contract. In the event of any dispute concerning the date on which a Contract is sold by the Eligible Dealership to CAC, the same shall be determined by CAC in its sole discretion.

         It should be noted that nothing contained in the Plan obligates CAC to purchase any Contracts from any Eligible Dealership or interferes with the Company's right to terminate the Qualifying Non-Recourse Time Sales Agreement between the Company and an Eligible Dealership regardless of the effect of such termination upon the Options held by such Eligible Dealership or the Optionees designated by such Eligible Dealership.


         If the aggregate number of Options which are to be granted on the twenty-fifth (25th) day following the last day of a fiscal quarter or on or before the twenty-fifth (25th) day following the last day of a calendar year exceeds the number of Shares then available for grants under the Plan, then the number of Options which are to be granted to each Optionee who or which is to be granted Options on such day shall be the product of (i) the number of Shares then available and (ii) a fraction, the numerator of which shall be the number of Options which would otherwise be granted to such Optionee under the Plan and the denominator of which shall be the aggregate number of Options which would otherwise be granted to all Optionees under the Plan.


TYPE OF OPTIONS

         All Options granted under the Plan will be nonqualified stock options and will not be entitled to the tax treatment of incentive stock options as defined in Section 422 of the Code.

AGREEMENTS


         Each Option is to be evidenced by an Agreement that is to contain such terms as determined by the Plan Administrator and that are not inconsistent with the Plan or applicable law.


EXERCISE PRICE

         The exercise price per Share of any Option is the Fair Market Value of the Share as of the date on which such Option was granted or, if such date is not a business day, on the business day immediately preceding such date. "Fair

Market Value" means, with respect to a Share as of any date, (i) if the Shares are listed on a national securities exchange on such date, the closing sales price of a Share on such exchange on such date or, if no Shares are traded on such date, the closing sales price of a Share on the most recent date on which any Shares were traded; or (ii) if the Shares are not so listed on such date, the value of a Share on such date determined pursuant to any fair and reasonable means prescribed by the Plan Administrator.

EXERCISE OF OPTIONS AND PAYMENT

         Subject to the provisions of the Plan, an Optionee may exercise his Options only upon the terms set forth in the Agreement pursuant to which such Options were granted to him. An Option may be exercised only (i) by the Optionee to whom it was granted; (ii) during the 90-day period following the death of an Optionee, by the legal representative of his estate; or (iii) in the event of the termination of an Eligible Dealership by reason of the permanent and total disability of an Optionee, during the 90-day period following the determination of such disability, by such Optionee or his legal representative.


         An Option shall be deemed to have been exercised when the Optionee has
(i) delivered written notice of such exercise to the Company in accordance with the applicable provisions of the Agreement and (ii) paid the full amount of the exercise price of the Option to the Company. The exercise price of each Option is to be paid in cash, by certified or cashier's check or money order or, in the discretion of the Plan Administrator, by personal check. The exercise price may be paid directly by the Optionee or his personal representative or by a registered broker-dealer for the account of an Optionee. See the "Questions and Answers" included herewith as Appendix C for a description of such a transaction involving a registered broker-dealer. Brokerage commissions and other transaction costs may be incurred in connection with a cashless stock exercise.

         In order to assure compliance with the securities laws, during any time that the Registration Statement is not effective, the Plan Administrator may require such evidence as he may deem necessary to establish that the Shares are being purchased for investment and not with a view to, or for sale in connection with, a distribution (as that term is defined under the Securities Act). Under the terms of the Plan, Optionees are bound by any legends which, in the opinion of the Plan Administrator, are necessary or appropriate to comply with the provisions of any securities laws deemed by the Plan Administrator to be applicable to the issuance of the Shares and are endorsed upon the certificates represented by the Shares.


         As a condition to the transfer of a certificate representing Shares, the Plan Administrator may obtain such agreements or undertakings, if any, as he may deem necessary or advisable to assure compliance with any provision of the Plan or any law or regulation.

         An Optionee will not become, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Shares purchasable upon the exercise of any Options unless and until a certificate representing such Shares has been issued by the Company to the Optionee.

TERMINATION OR CANCELLATION OF OPTIONS

         All Options granted under the Plan will terminate automatically on the third anniversary of the date on which such Options were granted. In addition, Options will terminate on the date on which the Optionee (or the Eligible Dealership which designated the Optionee pursuant to its Dealer Participation Letter) ceases to be an Eligible Dealership for any reason whatsoever.

         The Plan Administrator, in his sole discretion, may, by giving written notice to an Optionee, terminate any Option which remains unexercised on the date (the "Termination Date") of the consummation of any of the following transactions: (i) any transaction (including a series of transactions occurring within 60 days or occurring pursuant to a plan) that results in the shareholders of the Company immediately before such transaction owning less than 51% of (x) the voting stock of the Company or (y) any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction; (ii) a merger, consolidation, reorganization, liquidation or dissolution which the Company does not survive; or (iii) a sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company. Such notice is to be given to an Optionee at least 30 days prior to the Termination Date; however, if such transaction is not consummated, any such notice given with respect to such transaction will be of no effect.

TRANSFERABILITY

         Options may not be transferred, assigned or hypothecated after their grant, except as otherwise required by law, and any attempt to transfer, assign or hypothecate will cause the Option to become null and void.

TERM OF THE PLAN


         The Plan became effective on the date on which it was adopted by the Board of Directors and shall terminate on September 6, 2005.

AMENDMENT OR TERMINATION

         The Company's Board of Directors may amend, modify or terminate the Plan at any time and in any respect.


INDEMNIFICATION

         The Plan provides that neither the members of the Board of Directors of the Company nor any Plan Administrator is to be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option granted under it. The members of the Board of Directors and the Plan Administrator are entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit (provided such settlement is approved by independent legal counsel selected by the Company) and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, or expense to the full extent permitted by law and under any directors, and officers, liability or similar insurance coverage that may from time to time be in effect.


RESOLUTION OF DISPUTES UNDER THE PLAN

         The Plan provides that any dispute, controversy or claim arising under the Plan shall be resolved by binding arbitration and that the Company, CAC, any Eligible Dealership and any Optionee waives the right to trial by jury.


RELATIONSHIP WITH DEALERS

         Neither the existence of the Plan nor the grant of Options pursuant thereto or the issuance of Shares pursuant to the exercise of such Options will constitute any Eligible Dealership or Optionee as an agent or employee of the Company or CAC. Nothing contained in the Plan is intended to confer upon any Eligible Dealership the right to represent itself as the agent of the Company or CAC for any purpose whatsoever.

LISTING

         The Company will apply for, and expects to obtain, listing of the Shares on the NYSE.


                         FEDERAL INCOME TAX CONSEQUENCES


GENERAL

         The federal tax information set forth below is based upon present federal income tax laws and thus is subject to change when such laws change. Moreover, this summary of tax consequences, which is not based upon an opinion of legal counsel, attempts to paraphrase only the general rules and is not intended to be a complete description of all tax effects resulting from participation in the Plan.

GRANT OF OPTIONS


         The grant of an Option will not be taxable to the Optionee unless it is deemed to have a readily ascertainable fair market value. The Company does not believe that the Options will have a readily ascertainable fair market value.

EXERCISE OF OPTION


         Generally, upon the exercise of an Option, an Optionee will recognize ordinary compensation income at the time of the exercise in an amount equal to the excess of the then fair market value of the Shares received over the exercise price. Since Optionees will not be employees of the Company, there will be no withholding by the Company with respect to such amount.


SALE OF SHARES AFTER EXERCISE


         When Shares received upon the exercise of Options are subsequently sold or exchanged in a taxable transaction, the Optionee generally will recognize capital gain (or loss) in the amount by which the amount realized exceeds (or is less than) the fair market value of the Shares on the date the Options were exercised. Such capital gain or loss will be long-term, mid-term or short-term depending upon the Optionee's holding period following the exercise of the Options (i.e., long-term, if the holding period is greater than 18 months, mid-term, if the holding period is more than 12 months but not more than 18 months and short-term, if the holding period is 12 months or less).

TAX CONSEQUENCES TO THE COMPANY

         The Company will not be entitled to a deduction for federal income tax purposes for the granting of any Option. The Company will generally be entitled to a deduction for federal income tax purposes when an Optionee exercises an Option, with such deduction being in the same amount as the ordinary income realized by the Optionee. Under applicable regulations issued by the United States Department of the Treasury, the Company's deduction is conditioned upon its reporting such income to the Optionee on Form W-2 (for employees) and Form 1099 (for non-employees).


INDIVIDUAL TAX CONSULTATION

         In addition to the federal income tax consequences described above, the acquisition, ownership or disposition of an Option or a Share acquired upon the exercise of an Option may have tax consequences under various state or foreign laws that may be applicable to certain Optionees. Since these tax consequences, as well as the federal income tax consequences described above, may vary from Optionee to Optionee depending upon the particular facts and circumstances involved, each Optionee should consult its own tax advisor with respect to the federal income tax consequences of the grant or exercise of an Option, and also with respect to any tax consequences under applicable state or foreign law.

                                 USE OF PROCEEDS

         The Company intends to use the proceeds from the sale of Shares to be issued upon the exercise of Options for general corporate purposes.

                              PLAN OF DISTRIBUTION

         The Options are to be granted and the Shares are to be sold upon the exercise thereof by the Company in its capacity as the issuer thereof. One or more officers, directors and employees of the Company will offer participation in the Plan to Eligible Dealerships in those states in which such officers, directors and employees are permitted to make such offers. In other states, offers to participate in the Plan must be made through brokers, dealers or other persons licensed to do so by the securities regulatory authorities of such states. In such jurisdictions, participation in the Plan will be offered through such persons, including employees of the Company who have been so licensed. Neither the Company nor any of its officers, directors or employees will receive any commissions or other remuneration in connection with the offer and sale of any Shares.

         Each Eligible Dealership which receives a copy of this Prospectus, and which desires to participate in the Plan, will be asked to complete and execute the Dealer Participation Letter, included herewith as Appendix B. Only those Eligible Dealerships which return properly completed and executed Dealer Participation Letters will be eligible for grants of Options. Dealer Participation Letters will not be accepted, however, prior to the effective date of the Registration Statement. Pursuant to the Dealer Participation Letter, each such Eligible Dealership will, among other things, (i) acknowledge receipt of the Prospectus, (ii) agree to be bound by all of the terms and conditions of the Plan and (iii) designate one or more persons (if any) to receive grants of all or a portion of the Options to be granted to the

Eligible Dealership, if the Eligible Dealership itself is not to be the Optionee. Any Options to be granted under the Plan will be granted in the name of the Eligible Dealership unless a different Option recipient is designated pursuant to the Dealer Participation Letter.

                             RESTRICTIONS ON RESALE

         Shares acquired upon exercise of Options may be sold only in compliance with the registration requirements of the Securities Act and applicable state securities laws or exemptions therefrom. The Company has filed with the Commission the Registration Statement registering under the Securities Act the issuance of the Options and the sale of the Shares issuable upon the exercise of Options. Consequently, under the federal securities laws, persons not deemed to be affiliates of the Company within the meaning of the Securities Act and applicable regulations promulgated thereunder by the Commission may exercise Options and resell Shares under the Securities Act without limitation as to either the quantity sold or the period during which such Shares were held, provided such Shares are acquired upon exercise of an Option while the Registration Statement is in effect.

         Persons who are "affiliates" of the Company may resell Shares under the Securities Act only (i) in accordance with the provisions of Rule 144 of the Securities Act promulgated by the Commission (exclusive of the one-year holding period if such Shares are acquired upon exercise of an Option while the Registration Statement covering the issuance of such Shares is in effect) or some other exemption from registration under the Securities Act, or (ii) pursuant to an applicable current and effective registration statement under the Securities Act. As of the date of this Prospectus, there is no registration statement that registers sales of Shares by affiliates of the Company.

         An affiliate of the Company, as defined in Rule 405 promulgated by the Commission, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. The determination of whether a person is an affiliate of the Company is primarily a factual one based upon whether he possesses, directly or indirectly, individually or in concert with others, the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting stock, by executive position, by membership on the Company's Board of Directors, by contract or otherwise. Therefore, each Optionee should consult its legal counsel concerning whether it is an affiliate of the Company and the attendant restrictions on the resale of Shares under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bradley Arant Rose & White LLP, Birmingham, Alabama.

                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                                                      APPENDIX A




















                              CAVALIER HOMES, INC.


                AMENDED AND RESTATED DEALERSHIP STOCK OPTION PLAN

                               TABLE OF CONTENTS


SECTION 1.        PURPOSE.......................................................................................A-3

SECTION 2.        DEFINITIONS...................................................................................A-3

SECTION 3.        SHARES SUBJECT TO PLAN........................................................................A-4

SECTION 4.        ADMINISTRATION OF PLAN........................................................................A-4

SECTION 5.        GRANT OF OPTIONS..............................................................................A-4

SECTION 6.        EXERCISE OF OPTIONS...........................................................................A-7

SECTION 7.        TERMINATION OF OPTIONS........................................................................A-8

SECTION 8.        ADJUSTMENTS...................................................................................A-8

SECTION 9.        AMENDMENT OR TERMINATION OF PLAN..............................................................A-9

SECTION 10.       ARBITRATION AND WAIVER OF JURY TRIAL..........................................................A-9

SECTION 11.       MISCELLANEOUS.................................................................................A-9

SECTION 12.       EFFECTIVE DATE AND TERMINATION DATE..........................................................A-11

                              AMENDED AND RESTATED
                          DEALERSHIP STOCK OPTION PLAN
                                       OF
                              CAVALIER HOMES, INC.


SECTION 1.        PURPOSE.

         The purpose of the Amended and Restated Dealership Stock Option Plan of Cavalier Homes, Inc. (the "Plan") is to provide an incentive to manufactured housing dealerships to agree to sell only manufactured homes which are produced by the Company and to sell the Contracts resulting from such sales to CAC.

SECTION 2.        DEFINITIONS.

         As used herein, the following terms shall have the following meanings:

                  (a) "Agreement": The written agreement between the Company and an Optionee which evidences Options granted to the Optionee pursuant to this Plan.

                  (b) "Business Day": If the Shares are traded on a national securities exchange, any day on which such exchange is open or, if the Shares are not traded on a national securities exchange, any day on which commercial banks in the City of New York are open.

                  (c) "Board": The Board of Directors of the Company.

                  (d) "CAC": Cavalier Acceptance Corporation, an Alabama corporation.

                  (e) "Calendar Year": The period of time beginning on January 1 and ending on December 31 of each year.

                  (f) "Company": Cavalier Homes, Inc., a Delaware corporation, and its successors and assigns.

                  (g) "Dealer Location": Each individual location at which an Eligible Dealership is engaged in the business of selling only manufactured homes produced by the Company or an affiliate of the Company to the general public.

                  (h) "Eligible Dealership": Any corporation, partnership, proprietorship, company, limited liability company, firm or other business entity, other than an entity which is a Company retail sales center, which (1) is engaged in the business of selling manufactured homes to the general public,
(2) sells only manufactured homes produced by the Company or an affiliate of the Company and (3) is a party to, and is not in breach of, a Qualifying Non-Recourse Time Sales Agreement with the Company or an affiliate of the Company.

                  (i) "Exercise Price": The price for which one Share may be purchased from the Company upon the exercise of an Option which shall be the Fair Market Value of the Share as of the date on which such Option was granted or, if such date is not a Business Day, on the Business Day immediately preceding such date.

                  (j) "Fair Market Value":With respect to a Share as of any date:

                           a)       if the Shares are listed on a national
securities exchange on such date, the closing sales price of a Share on such exchange on such date, or, if no Shares are traded on such date, the closing sales price of a Share on the most recent date on which any Shares were traded; or

                           b)       if the Shares are not so listed on such
date, the value of a Share on such date determined pursuant to any fair and reasonable means prescribed by the Plan Administrator.

                  (k) "Fiscal Quarters": The approximately three-month period of time ending on the final day of each period designated as a fiscal quarter by the Company.

                  (l) "Newly Eligible Dealership": An Eligible Dealership the eligibility of which becomes effective on or after April 1, 1998; provided, however, a corporation, partnership, proprietorship, company, limited liability company, firm or other business entity that was an Eligible Dealership prior to April 1, 1998 cannot become a Newly Eligible Dealership, and a corporation, partnership, proprietorship, company, limited liability company, firm or other business entity can be considered a Newly Eligible Dealership only one time.

                  (m) "Option": The right to purchase one Share from the Company for a price equal to the Fair Market Value of such Share on the date such Option is granted and upon the terms and conditions of this Plan and the Agreement pursuant to which such Option is granted.

                  (n) "Optionees": The parties to whom Options have been granted under this Plan.

                  (o) "Plan Administrator": The person or persons administering this Plan as determined pursuant to Section 4(a).

                  (p) "Shares": The shares of the ten cent ($0.10) par value common stock of the Company.

SECTION 3.        SHARES SUBJECT TO PLAN.

                  Subject to adjustments as provided in Section 9 hereof, a maximum of five hundred sixty-two thousand five hundred (562,500) Shares shall be subject to this Plan. The Shares subject to this Plan shall consist of unissued Shares or previously issued Shares reacquired and held by the Company. Should any Option expire, terminate or be canceled or surrendered prior to its exercise, the Share subject to such Option may again be the subject of an Option granted under this Plan.

SECTION 4.        ADMINISTRATION OF PLAN.

                  (a) Designation. This Plan shall be administered by any officer of the Company designated by the Board. The Plan Administrator shall serve at the pleasure of the Board.

                  (b) Authority. The Plan Administrator shall have the authority, in his sole and absolute discretion, to (1) adopt, amend and rescind administrative and interpretive rules and regulations relating to this Plan, (2) determine the terms and provisions of the respective Agreements which need not be identical but which shall not be inconsistent with this Plan, (3) construe the terms of any Agreement and this Plan, (4) as provided in Section 8, upon certain events to make appropriate adjustments to the Exercise Price of each Option, the number of outstanding Options and the number of Shares subject to this Plan and (5) make all other determinations and perform all other acts necessary or advisable for administering this Plan including the delegation of such ministerial acts and responsibilities as the Plan Administrator deems appropriate. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent he shall deem expedient to carry it into effect and shall be the sole and final judge of such expediency. The Plan Administrator shall have full discretion to make all determinations on the matters referred to in this subsection and such determinations shall be final, binding and conclusive.

SECTION 5.        GRANT OF OPTIONS.

                  (a) Number of Options Based on Contracts Sold.

                      (i) Subject to Section 5(e), the Company shall grant to each party which is an Eligible Dealership on the date that the grant of Options is to be made, Options in the amounts and based upon the achievement of annual sales of Contracts (as defined below) to CAC, as follows:

                                    1) Upon the sale by the Eligible Dealership
                  of One Million Dollars ($1,000,000) of Contracts generated by any individual Dealer Location to CAC during the Calendar Year, the Company shall grant on the twenty-fifth (25th) day following the close of the Calendar Quarter in which such sales level was achieved, one thousand (1,000) Options;

                                    2) Upon the sale by the Eligible Dealership
                  of Two Million Dollars ($2,000,000) of Contracts generated by any individual Dealer Location to CAC during the Calendar Year, the Company shall grant on the twenty-fifth (25th) day following the close of the Calendar Quarter in which such sales level was achieved, an additional one thousand five hundred (1,500) Options; and

                                    3) Upon the sale by the Eligible Dealership
                  of Three Million Dollars ($3,000,000) of Contracts generated by any individual Dealer Location to CAC during the Calendar Year, the Company shall grant on the twenty-fifth (25th) day following the close of the Calendar Quarter in which such sales level was achieved, an additional two thousand five hundred (2,500) Options.

Grants will be determined and Options awarded based upon sales of Contracts to CAC on an individual Dealer Location basis and not based upon aggregated sales of Contracts by an Eligible Dealership. The maximum award of Options in any Calendar Year under this Section 5(a)(i) shall be five thousand (5,000) Options per Dealer Location.

                           (ii) In addition to the Options which may be awarded
pursuant to subsection (i) above, the Company shall grant to the Eligible Dealership having the individual Dealer Location that has the highest dollar value annual sales of Contracts to CAC in the Calendar Year, five thousand (5,000) Options. Such Option shall be granted on or before the twenty-fifth
(25th) day following the last day of the Calendar Year to which the Option grant applies. The first grant pursuant to this subsection (ii) shall be made on or before July 31, 1998 to the Eligible Dealership that had the individual Dealer Location that sold the greatest number of Contracts to CAC in the Calendar Year ended December 31, 1997.

                           (iii) With respect to Calendar Year ending December
31, 1998, awards of Options to be made under subsection (i) above shall be determined based upon annual sales of Contracts to CAC on an individual Dealer Location basis beginning on March 28, 1998. For Calendar Year ending December 31, 1998 only, the individual Dealer Location Contract sales requirements shall be reduced from those set forth in subsection (i) above as follows:

                                    1) Required sales of Contracts to CAC from
                  individual Dealer Location of Seven Hundred Fifty Thousand Dollars ($750,000) to receive one thousand (1,000) Options;

                                    2) Required sales of Contracts to CAC from
                  individual Dealer Location of One Million Five Hundred Thousand Dollars ($1,500,000) to receive additional one thousand five hundred (1,500) Options; and

                                    3) Required sales of Contracts to CAC from
                  individual Dealer Location of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) to receive additional two thousand five hundred (2,500) Options.

In all other respects, subsection (i) shall govern awards in the Calendar Year ending December 31, 1998; provided, however, between March 28, 1998 and June 26, 1998, in addition to Options granted under this Section 5(a)(iii), the Company shall grant to each party which is an Eligible Dealership on the date that the grant of Options is to be made, one hundred (100) Options for each Contract which such Eligible Dealership sold to CAC between March 28, 1998 and June 26, 1998.

                           (iv) With respect to a Newly Eligible Dealership, for
the year in which the Newly Eligible Dealership first becomes eligible to receive awards of Options only, awards of Options to be made under subsection
(i) above shall be determined based upon annual sales of Contracts to CAC on an individual Dealer Location basis beginning on the date the Newly Eligible Dealership becomes eligible to receive awards of Options. For the year in which the Newly Eligible Dealership first becomes eligible to receive awards of Options only, the individual Dealer Location Contract sales requirements for the Newly Eligible Dealership shall be reduced from those set forth in subsection
(i) above as follows:

                                    1) A Newly Eligible Dealership shall receive
                  one thousand (1,000) Options if sales of Contracts to CAC from an individual Dealer Location are equal to or exceed an amount which is the product of One Million Dollars ($1,000,000) multiplied by a fraction, the numerator of which shall be the number of whole months of the year remaining in the year from the date the Newly Eligible Dealership becomes eligible to receive awards of Options, including the month the Newly Eligible Dealership becomes a Newly Eligible Dealership, and the denominator of which shall be twelve (12);

                                    2) A Newly Eligible Dealership shall receive
                  an additional one thousand five hundred (1,500) Options if sales of Contracts to CAC from an individual Dealer Location are equal to or exceed an amount which is the product of Two Million Dollars ($2,000,000) multiplied by a fraction, the numerator of which shall be the number of whole months of the year remaining in the year from the date the Newly Eligible Dealership becomes eligible to receive awards of Options, including the month the Newly Eligible Dealership becomes a Newly Eligible Dealership, and the denominator of which shall be twelve (12); and

                                    3) A Newly Eligible Dealership shall receive
                  an additional two thousand five hundred (2,500) Options if sales of Contracts to CAC from an individual Dealer Location are equal to or exceed an amount which is the product of Three Million Dollars ($3,000,000) multiplied by a fraction, the numerator of which shall be the number of whole months of the year remaining in the year from the date the Newly Eligible Dealership becomes eligible to receive awards of Options, including the month the Newly Eligible Dealership becomes a Newly Eligible Dealership, and the denominator of which shall be twelve (12).

In all other respects, subsection (i) shall govern awards to a Newly Eligible Dealership during the year the Newly Eligible Dealership becomes eligible to receive awards of Options.


                  (b) Notwithstanding the foregoing, all or any number of the Options which would otherwise be granted to an Eligible Dealership shall be granted to one or more other parties designated by such Eligible Dealership on the most recent form provided by the Plan Administrator for such purpose and on file with the Company on the day of grant. Notwithstanding anything to the contrary contained herein, a party to whom or which an Option is to be granted pursuant to this Plan shall not be deemed to have become an Optionee and shall have no rights with respect to such Options unless and until such party shall have executed and delivered an Agreement to the Plan Administrator.

                  (c) Definition of Contract. For purposes of this Section, the term "Contract" shall mean a written agreement between an Eligible Dealership and another party which evidences an installment sale by such Eligible Dealership to such other party of a new manufactured home which was produced by the Company.

                  (d) Determination of Date of Sale of Contract. For purposes of this Section, a Contract shall be deemed to have been sold by an Eligible Dealership to CAC on the date on which CAC pays the Eligible Dealership all or a portion of the price of the manufactured home which is the subject of the Contract. In the event of any dispute concerning the date on which a Contract is sold by the Eligible Dealership to CAC, the same shall be determined by CAC in its sole discretion.

                  (e) Insufficient Shares. If the aggregate number of Options which, pursuant to Section 5(a), are to be granted on the twenty-fifth (25th) day following the last day of a Calendar Quarter or on or before the twenty-fifth (25th) day following the last day of a Calendar Year exceed the number of Shares then available pursuant to Section 3, then, notwithstanding the provisions of Section 5(a), the number of Options which shall be granted to each Optionee who or which is to be granted Options on such day shall be the product of:

                           a)       the number of Shares then available pursuant
to Section 3; and

                           b)       a fraction, the numerator of which shall be
the number of Options which would otherwise be granted to such Optionee pursuant to Section 5(a) and the denominator of which shall be the aggregate number of Options which would otherwise be granted to all of such Optionees pursuant to
Section 5(a).

                  (f) Nonqualified Options. All Options granted under the Plan shall be nonqualified stock options, and none of such options shall be incentive stock options as defined in section 422 of the Internal Revenue Code of 1986, as amended.

                  (g) Nonassignability. Except as otherwise required by law, an Optionee may not transfer, assign or hypothecate any of his or its Options and any attempt to transfer, assign or hypothecate any such Option shall cause such Option to become null and void.

SECTION 6.        EXERCISE OF OPTIONS.

                  (a) Terms of Exercise. Subject to the provisions of this Plan, an Optionee may exercise its or his Options only upon the terms determined by the Plan Administrator and set forth in the Agreement which evidences such Options. An Option may be exercised only (i) by the Optionee to whom it was granted; (ii) during the ninety (90) day period following the death of an Optionee, in the case of an individual Optionee, by the legal representative of his estate; or (iii) in the event of the termination of an Eligible Dealership by reason of the permanent and total disability of an Optionee, in the case of an individual Optionee, during the ninety (90) day period following the determination of such disability, by such Optionee or his legal representative.

                  (b) Date of Exercise. An Option may be exercised at any time on or after the date on which it is granted and prior to the date on which it is terminated pursuant to Section 7. An Option shall be deemed to have been exercised when the Optionee has:

                           a)       delivered written notice of such exercise to
the Company in accordance with the applicable provisions of the Agreement between the Company and the Optionee; and

                           b)       paid the full amount of the Exercise Price
of the Option to the Company.

                  (c) Payment of Exercise Price. The Exercise Price of each Option shall be paid in cash, by certified or cashier's check or money order or, in the discretion of the Plan Administrator, by personal check. The Exercise Price may be paid directly by the Optionee or his representative, or by a registered broker-dealer for the account of the Optionee.

                  (d) Required Representations from Optionee. As a condition to the issuance of Shares upon the exercise of Options, the Plan Administrator may require the Optionee to make any agreement which the Plan Administrator may deem necessary or advisable to assure compliance with the provisions of this Plan and any law or regulation including, but not limited to, a representation and warranty by the Optionee to the Company that:

                           a)       at the time his Options are exercised, he is
acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

                           b)       the Optionee shall be bound by any legends
which, in the opinion of the Plan Administrator, are necessary or appropriate to comply with the provisions of any securities law deemed by the Plan Administrator to be applicable to the issuance of the Shares and are endorsed upon the certificates representing the Shares.

                  (e) Effect of Exercise of Options. An Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Share purchasable upon the exercise of any Option unless and until a certificate representing such Share shall have been issued by the Company to the Optionee.

SECTION 7.        TERMINATION OF OPTIONS.

                  (a) Automatic Termination. An Option shall terminate on the third (3rd) anniversary of the date on which such Option was granted.

                  (b) Termination Upon Cessation of Eligible Dealership Status. An Option shall terminate on the date on which the Optionee (or the Eligible Dealership which designated the Optionee) ceases to be an Eligible Dealership for any reason whatsoever.

                  (c) Termination Upon Occurrence of Certain Events. The Plan Administrator, in its sole discretion, may, by giving written notice to an Optionee, terminate any Option which remains unexercised on the date (the "Termination Date") of the consummation of any of the following transactions:

                           a)       any transaction (including a series of
transactions occurring within 60 days or occurring pursuant to a plan) the result of which is that the shareholders of the Company immediately before such transaction cease to own at least 51% of (x) the voting stock of the Company or
(y) any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

                           b)       a merger, consolidation, reorganization,
liquidation or dissolution in which the Company does not survive; or

                           c)       a sale, lease, exchange or other disposition
of all or substantially all the property and assets of the Company.

                  Such notice shall be given to an Optionee at least thirty (30) days prior to the Termination Date; provided, however, that if such transaction is not consummated, any such notice given with respect to such transaction shall be of no effect.

SECTION 8.        ADJUSTMENTS.

                  (a) Adjustments by Plan Administrator. If at any time there shall be an increase or decrease in the number of issued and outstanding Shares, through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then appropriate proportional adjustments shall be made to (1) the number of outstanding Options, (2) the Exercise Price of the outstanding Options and (3) the number of Shares subject to this Plan; provided, however, that no adjustment shall be made to the number of Options to be granted under Section 5(a) hereof. In the event of a dispute concerning such adjustment, the Plan Administrator has full discretion to determine the resolution of such dispute. Such determination shall be final, binding and conclusive.

                  (b) Assumption by Successor. In the event of a merger, consolidation or other reorganization of the Company under the terms of which the Company is not the surviving corporation, but the surviving corporation elects to assume an Option, the respective Agreement and this Plan, the Optionee shall be entitled to receive, upon the exercise of such Option, with respect to each Share issuable upon exercise of such Option, the number of shares of stock of the surviving corporation (or equity interest in any other entity) and any other notes, evidences of indebtedness or other property that Optionee would have received in connection with such merger, consolidation or other reorganization had it exercised the Option with respect to such Share immediately prior to such merger, consolidation or other reorganization.

                  (c) Effect of Issuance of Securities. Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or the outstanding Options granted under this Plan.

                  (d) No Restrictions on Company. Without limiting the generality of the foregoing, the existence of outstanding Options shall not affect in any manner the right or power of the Company to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, (2) any merger or consolidation of the Company, (3) any issuance by the Company of debt securities or preferred or preference stock that would rank above the Shares subject to outstanding Options, (4) the dissolution or liquidation of the Company (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

SECTION 9.        AMENDMENT OR TERMINATION OF PLAN.

                  The Board may amend or terminate this Plan at any time and in any respect.

SECTION 10.       ARBITRATION AND WAIVER OF JURY TRIAL.

                  Because the performance of the transactions contemplated by the Plan involve a substantial nexus with interstate commerce, any dispute, controversy or claim of any kind or nature which has arisen or may arise between the Company, CAC, any Eligible Dealership, or any Optionee, or any of their successors, assigns, heirs, representatives, parent companies, divisions, subsidiaries, affiliates, officers, directors, employees, agents, or contractors (including any dispute, controversy or claim relating to the validity of this arbitration provision), whether arising out of past, present or future dealings between the Company, CAC, any Eligible Dealership, or any Optionee, or any of their successors, assigns, heirs, representatives, parent companies, divisions, subsidiaries, affiliates, officers, directors, employees, agents, or contractors shall be governed by the Federal Arbitration Act and shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall be held at the principal place of business of the Company or at such other location as shall be designated by the Company, and shall be heard by an arbitrator who is either a (i) retired judge or (ii) practicing attorney who has conducted more than three (3) arbitrations during the preceding five (5) years. The arbitrator shall have all powers provided by law, and may award any legal or equitable relief, including, without limitation, money damages, declaratory relief and injunctive relief; provided, however, that the arbitrator shall have no power to award punitive damages or other damages not measured by the prevailing party's actual damages. The Company, CAC, any Eligible Dealership, or any Optionee, or any of their successors, assigns, heirs, representatives, parent companies, divisions, subsidiaries, affiliates, officers, directors, employees, agents, or contractors waive any right to a jury trial with respect to any controversy between such parties, their successors, assigns, heirs, representatives, parent companies, divisions, subsidiaries, affiliates, officers, directors, employees, agents, and contractors.

SECTION 11.       MISCELLANEOUS.

                  (a) Effect of Applicable Laws, Etc. This Plan, the granting and exercise of Options hereunder and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                  (b) Indemnification. Neither the members of the Board nor any Plan Administrator shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Option granted under it. The members of the Board and the Plan Administrator shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit (provided such settlement is approved by independent legal counsel selected by the Company) and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, or expense to the full extent permitted by law and under any directors, and officers, liability or similar insurance coverage that may from time to time be in effect.

                  (c) Effect of Payment or Issuance. Any issuance or transfer of Shares to an Optionee in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims of such person under this Plan. The Plan Administrator may require any Optionee, as a condition precedent to such issuance or transfer of Shares, to execute a release and receipt for such issuance or transfer of Shares in such form as it shall determine.

                  (d) Company Records and Information. The records of the Company shall be conclusive for all purposes under the Plan, unless determined by the Plan Administrator to be incorrect. The Company shall, upon request or as may be specifically required under this Plan, furnish or cause to be furnished all of the information or documentation that is necessary or required by the Plan Administrator to perform its duties and functions under this Plan.

                  (e) Action of Company. Any action required of the Company relating to this Plan shall be by resolution of the Board or act of the Plan Administrator.

                  (f) Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, but such provision shall be fully severable, and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan.

                  (g) Notice. Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or next day delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has previously specified by written notice delivered in accordance with this subsection or, if by courier, twenty-four (24) hours after it is sent, addressed as described in this subsection. The Company or an Optionee may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices. Until changed in accordance with the Plan, the Company and each Optionee shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the Shares to which such notice relates. Any person entitled to notice under this Plan may waive such notice.

                  (h) Binding Effect. The Plan shall be binding upon the Optionees, their successors and permitted assigns and upon the Company, its successors and assigns.

                  (i) Section Headings. The headings of the Sections of this Plan are included for convenience of reference only and are not to be considered in construction of the provisions of this Plan.

                  (j) Governing Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Alabama except to the extent Alabama law is preempted by federal law or the corporate law of the state of the Company's incorporation. Questions arising with respect to the provisions of an Agreement that are matters of contract law shall be governed by the laws of the state specified in the Agreement, except to the extent preempted by federal law and except to the extent that the corporate law where the Company is incorporated conflicts with the contract law of such state, in which event such corporate law shall govern. The obligation of the Company to sell and deliver Shares under this Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

                  (k) Number and Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

                  (l) Relationship with Dealers. Neither the existence of this Plan, the grant of Options pursuant hereto nor the issuance of Shares pursuant to the exercise of such Options shall constitute any Eligible Dealership or Optionee as an agent of the Company or CAC. Nothing contained herein shall confer upon any Eligible Dealership the right to represent itself as the agent of the Company or CAC for any purpose whatsoever. Nothing contained herein shall create a joint venture between any Eligible Dealership, on the one hand, and the Company and CAC, on the other hand. Nothing contained herein shall obligate CAC to purchase any Contracts from any Eligible Dealership or interfere with the Company's right to terminate the Qualifying Non-Recourse Time Sales Agreement between the Company and an Eligible Dealership regardless of the effect of such termination upon the Options held by such Eligible Dealership or the Optionees designated by such Eligible Dealership.

SECTION 12.       EFFECTIVE DATE AND TERMINATION DATE.

                  This Plan shall become effective on the date on which it is approved by the Board and shall terminate on September 6, 2005.

                                                                      APPENDIX B

                              CAVALIER HOMES, INC.
                AMENDED AND RESTATED DEALERSHIP STOCK OPTION PLAN



                         DEALERSHIP PARTICIPATION LETTER


         The undersigned, individually and on behalf of the dealership(s) listed below, acknowledges and agrees that the undersigned has received a Prospectus related to the Amended and Restated Dealership Stock Option Plan (the "Plan") of Cavalier Homes, Inc. (the "Company"), that the undersigned has reviewed the copies of the Prospectus and understands all provisions therein and agrees to be bound by all terms and conditions of the Plan. After reviewing the Prospectus, the undersigned desires that his/her dealership be eligible for options to be granted pursuant to the terms of the Plan. This Plan does not constitute or designate any Eligible Dealership (as such term is defined in the Plan) as an agent of the Company or Cavalier Acceptance Corporation ("CAC"), and nothing herein shall be interpreted to confer upon any Eligible Dealership the right to hold himself as an agent of the Company or CAC for any purpose whatsoever. The undersigned also agrees that any options issued under the Plan will be issued to the name of the dealership as optionee unless a different option recipient is designated below.

         The undersigned represents that he/she has full authority to execute this Dealership Participation Letter, either as an agent of the dealership or dealership principal(s) or otherwise, and that he/she has full authority to designate the person(s) or entity(ies) to receive option grants under the Plan. The undersigned acknowledges and agrees that the Company may verify the information contained herein, including the representations contained in the immediately preceding sentence.


Signature:_________________________                 Date:_______________________

Print Name:________________________                  Title:_____________________

Title:_____________________________                  Phone:_____________________


         Dealership(s) Participating in the Plan:

___________________________         ___________________________

___________________________         ___________________________

___________________________         ___________________________



Designation of Option Recipient(s) (if other than Eligible Dealership):

Please provide name, title, address, social security number (or federal tax ID) and percentage of option grants to be received by each recipient (the total must equal 100%). Fractional percentages may not be designated and no grants of options to purchase fractional shares will be made. Each option recipient designated below, if any, must have received a copy of the Prospectus prior to receiving option grants under the Plan.

Recipient No. 1;

Name:___________________________________________________________________________
Address:________________________________________________________________________

================================================================================
Title:__________________________________________________________________________
S.S. # or Federal Tax ID #:_____________________________________________________
Percentage of Options Granted to be received by this Recipient:_________________



Recipient No. 2;

Name:___________________________________________________________________________
Address:________________________________________________________________________

================================================================================
Title:__________________________________________________________________________
S.S. # or Federal Tax ID #:_____________________________________________________
Percentage of Options Granted to be received by this Recipient:_________________



Recipient No. 3;

Name:___________________________________________________________________________
Address:________________________________________________________________________

================================================================================
Title:__________________________________________________________________________
S.S. # or Federal Tax ID #:_____________________________________________________
Percentage of Options Granted to be received by this Recipient:_________________


Note: The designation of the option recipient(s) may be changed at any time by providing Cavalier Homes, Inc. with a supplemental Dealership Participation Letter Completed, dated and signed by an authorized representative of the dealership and/or the dealer principal(s). Grants of options, if any, will be made to the recipient(s) as indicated on the last Dealership Participation Letter received by Cavalier Homes, Inc. before the date of grant or, if no designation has been received by Cavalier, participants will have no vested right to receive option grants until such time as the options are actually granted pursuant to the terms of the Plan.

                                                                      APPENDIX C













                              CAVALIER HOMES, INC.


                           QUESTIONS AND ANSWERS ABOUT
              THE AMENDED AND RESTATED DEALERSHIP STOCK OPTION PLAN

                              CAVALIER HOMES, INC.

                           QUESTIONS AND ANSWERS ABOUT
              THE AMENDED AND RESTATED DEALERSHIP STOCK OPTION PLAN


         Cavalier Homes, Inc. ("Cavalier") has launched a new era in dealer principal relations ... and a new opportunity for you to build your personal net worth. Our Amended and Restated Dealership Stock Option Plan (the "Plan") awards you options to acquire Cavalier stock in years to come, but at today's prices. The options cost you nothing, and you are not required to exercise them.

         You simply earn stock options based on your annual contract volume. Most importantly, these options are offered in addition to profits already earned on the sale of the home.


                              QUESTIONS AND ANSWERS

Q.       How do I become eligible to participate in this Plan?

         A. Any dealership, other than a Company retail sales center, that sells only homes manufactured by Cavalier and has been approved by Cavalier Acceptance Corporation ("CAC") with the execution of the Qualifying Non-Recourse Time Sales Agreement is eligible to participate in the Plan. Your local Cavalier Sales Manager can furnish you with additional information on this Plan and get you started.

Q.       Does it cost anything to participate?

         A. There is no cost for you to participate in the Plan. We are offering the Plan to provide an additional incentive for you to sell us Contracts. The benefits that you can derive from the Plan are in addition to the normal terms under which we would otherwise purchase Contracts from you.

Q.       What are stock options?

         A. The stock options granted under this Plan give you the right to buy a specified number of shares of Cavalier at a fixed price. This fixed price is set on the day the option is granted to you and does not change throughout the term of your option.

         The stock options involve no financial obligation for you when the option is granted. You can make money on your stock options if the price of Cavalier's stock increases while you hold your options. If the price of Cavalier's stock does not increase, you do not have to exercise your options, and they will simply expire. Of course, once you exercise your options, the return or loss on your investment will depend on how much the Cavalier stock price rises or falls in relation to the exercise price between the time you exercise the options and the time you resell your shares.

         Let's go through an example. Under the Plan, let's assume that you are granted options to buy 1,000 shares of Cavalier stock at $10 per share. If the price of Cavalier stock later increases to $20, by exercising your options and selling the shares, you could realize a gain of $10,000. If the price of Cavalier stock does not increase, your options would have no value, and you presumably would not exercise them.

         You can easily track the value of the stock options you receive. Cavalier is traded on the New York Stock Exchange under the symbol "CAV." Most local newspapers provide daily prices for New York Stock Exchange listed companies, including Cavalier.

Q.       When will I get my stock options?

         A. Stock options will be awarded to participating dealerships in a stock option grant on the twenty-fifth (25th) day following the end of each fiscal quarter in which an individual dealership location achieves goals for sales of Contracts to CAC established under the Plan. Following the end of the year, the individual dealership location that has the highest dollar amount of annual sales of Contracts to CAC during the year will receive five thousand (5,000) Options.

Q.       How many stock options will I receive?

         A. The amount of grants of Options will be based upon annual sales of Contracts from individual dealership locations to CAC. Generally, a participating dealership will be awarded one thousand (1,000) Options for selling to CAC $1 million of Contracts generated by an individual dealership location during the calendar year. The participating dealership will receive an additional one thousand five hundred (1,500) Options if $2 million of Contracts generated by the individual dealership location during the calendar year are sold to CAC and an additional two thousand five hundred (2,500) Options if the individual dealership location generates and sells $3 million of Contracts to CAC during the calendar year. During the period beginning March 28, 1998 and ending December 31, 1998, the sales goals applicable to the individual dealer locations are reduced to $750,000.00, $1.5 million and $2.25 million, respectively. The Company will also award one hundred (100) Options for each Contract sold by an Eligible Dealership to CAC during the period beginning March 28, 1998 and ending June 26, 1998. Additionally, the individual dealer location sales goals for a Newly Eligible Dealership (as that term is defined in the Plan) are prorated during the calendar year the Newly Eligible Dealership becomes eligible to participate in the Plan. A maximum of five thousand (5,000) Options will be awarded for sales of Contracts generated by any individual dealership location in any calendar year. In addition to these option grants, the individual dealership location that has the highest dollar amount of annual sales of Contracts to CAC during the year will receive (5,000) Options. Thus, it is possible that the individual dealership location having the highest dollar amount of annual sales of Contracts to CAC could receive ten thousand (10,000) Options during a year.

Q.       How do I exercise my option?

         A. You may exercise your stock options at any time up to three years after the original date of grant. If you do not exercise an option within three years after the date of the grant, it will expire. To exercise an option, you must provide us written notice accompanied by full payment of the exercise price for the Cavalier stock which you will obtain in exchange for surrender of the option. You will then be issued a stock certificate representing your ownership of Cavalier stock. You may hold those shares of stock for as long as you wish.

         If you do not want to pay the exercise price in cash and hold your Cavalier stock as described above, many brokerage firms have available "cashless" exercise programs. Under such programs, these firms will tender the cash exercise price for your options directly to us on your behalf, immediately sell the Cavalier stock obtained upon exercise of your options, and then pay to you the difference between the sales price of the stock and the exercise price of your options, less any commissions and other transaction costs.

                       Example of Cashless Stock Exercise

         If you were previously granted options for 1,000 shares with an exercise price of $10 and Cavalier stock was currently selling at $20, you could profit through a cashless exercise program as follows:

         Broker sells Cavalier stock obtained from
                  option exercise (1,000 x $20.00)                            $    20,000

         Broker pays exercise price to us (1,000 x $10.00)                        (10,000)
                                                                              -----------

         Cash to you from Broker, excluding transaction costs                 $    10,000
                                                                              ===========


Cavalier would be pleased to provide you with names of stock brokerage firms having cashless exercise programs. Of course, you may incur brokerage commissions and other transaction costs in connection with a cashless stock exercise.

Q.       What could my stock options be worth?

         A. Cavalier hopes that your stock options will be worth a lot of money to you in the future. If the price of Cavalier's common stock increases above the option exercise price, you can realize a profit by exercising your option and reselling your shares (assuming Cavalier's share price does not fall below your option exercise price before you resell the shares). Cavalier's shareholders, management and employees all have the same interest in Cavalier's success.

Q.       What would make the price of Cavalier stock increase?

         A. There are numerous factors which determine the price for Cavalier's stock. Many of these factors such as the condition of the general economy, are outside our control. Other factors, including the level of our profitability can be influenced by Cavalier's management, employees, dealership network, and customers.

         Below is a chart illustrating how much money your stock options could be worth. The chart assumes that you were awarded options with an exercise price of $10.00 and Cavalier's stock increased in value at rates ranging from 25% to 100% over the three-year term of the options.

Number                              Value if Cavalier Homes, Inc. Stock Increases
of Options                  25%                  50%                 75%                    100%

    1,000         $       2,500         $       5,000         $       7,500         $      10,000
    2,000         $       5,000         $      10,000         $      15,000         $      20,000
    5,000         $      12,500         $      25,000         $      37,500         $      50,000
   10,000         $      25,000         $      50,000         $      75,000         $     100,000

         Since we cannot predict the future, we have used projected values which may or may not resemble future results. Remember, however, that you have not assumed any financial obligations upon the grant of the options. If the price of Cavalier stock does not increase, the stock options will have no value and you can let them expire.

Q.       What are the Federal Income Tax consequences of the Plan?

         A. The grant of a stock option should not be taxable to you for Federal Income Tax purposes.

         When you exercise a stock option, you will recognize ordinary income at the time of exercise in an amount equal to the difference between the then current price of the shares you obtain and the exercise price of such shares.

         If you subsequently sell any shares of Cavalier common stock which you received upon exercise of options, you will recognize a capital gain or loss in an amount equal to the difference between the amount you realize upon sale of such stock and the price of the shares at the time of exercise. Such capital gain or loss will be long-term, mid-term or short-term depending on your holding period following the exercise of your Options (i.e., long-term if the holding period is greater than 18 months, mid-term if the holding period is more than 12 months but not more than 18 months, and short-term if the holding period is 12 months or less).

         You should consult with your tax advisor regarding the specific tax consequences of this Plan since the particular facts and circumstances may vary by individual.

Q.       Who gets the stock option in my Dealership?

         A. You may designate any entity or individual to receive the stock option. You may also allocate an award between several entities or individuals. Options may be received by you, your dealership, your general manager, your salesman or others. It is your decision. You designate in writing the name in which Cavalier should grant the options. You may change this designation any time as to future grants. However, once granted, options are not transferable or assignable.

Q.       Can Cavalier take my options away?

         A. Options previously granted generally cannot be canceled. However, they are cancelable upon cessation of being an exclusive Cavalier dealer or if Cavalier undergoes certain transactions like a change in control or merger (please refer to the plan for more details about this). There are no credit performance requirements or other conditions associated with an option grant. You will normally have the right to exercise the stock option at any time prior to its expiration after three years.

We do reserve the right to amend or cancel this Plan at any time as to future grants.

Q.       How do I keep track of my options?

         A. We will provide you an Option Agreement evidencing the terms and conditions of the stock options within a reasonable period of time following the date of the grant.

         Shortly after the end of each calendar quarter, we will also send you a Participant Statement which will summarize the number and terms of your current stock option holdings.


                                     NOTICE

         In certain states, Cavalier is not legally authorized to solicit or accept offers of participation in the Plan. In those states, solicitation of offers to participate in this Plan will be made by and through a broker-dealer licensed to engage in such solicitations.

         This brochure contains highlights of the Plan and does not purport to be complete. For a complete description of the Plan, please review the accompanying Prospectus covering the Plan and the Dealership Stock Options. A copy of the Plan is also available and should be reviewed. In the event of any discrepancy between this information and the information contained in the official Plan documents, the official Plan documents shall govern in all cases.

         This Plan does not constitute or designate any Eligible Dealer as an agent of Cavalier or CAC, and nothing herein shall be interpreted to confer upon any Eligible Dealer the right to hold himself as an agent of Cavalier or CAC for any purpose.



         To receive more information about our Exclusive Dealer Stock Option Program, contact CAC at 1-800-844-4845.

         To receive more information about our Exclusive Dealer Stock Option Program, contact CAC at 1-800-844-4845.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS , OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION (I) BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR (II) TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information                                                        2
Incorporation of Certain
  Documents by Reference                                                     3
Risk Factors                                                                 4
The Company                                                                  8
Description of the Plan                                                      9
Federal Income Tax Consequences
                                                                            13
Use of Proceeds                                                             14
Plan of Distribution                                                        14
Restrictions on Resale                                                      15
Legal Matters                                                               15
Experts                                                                     15
Amended and Restated
   Dealership Stock Option Plan                                            A-1
Dealer Participation Letter                                                B-1
Questions and Answers                                                      C-1



                              CAVALIER HOMES, INC.
                           Common Stock Issuable Upon
                            Exercise of Stock Options
                Granted Under the Amended and Restated Dealership
                          Stock Option Plan of Cavalier
                                   Homes, Inc.
                                     and the
                         Grant of Related Stock Options




                                -----------------

                                 562,500 Shares
                                 $0.10 Par Value
                                -----------------









                                   PROSPECTUS









                                     , 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the distribution of the securities being registered. All amounts shown are estimates except the Commission registration fee.



                  ITEM                                                                  AMOUNT
                  ----                                                                  ------
                  SEC Registration fee                                                 $    1,561
                  Printing expenses                                                         3,000*
                  Legal fees and expenses                                                   4,000*
                  Accounting fees and expenses                                              2,000*
                  Miscellaneous                                                             4,439*
                                                                                       ----------
                  Total                                                                $   15,000*
                                                                                       ==========


---------------------

*Estimated.



ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS


         The Amended and Restated By-laws of Registrant provide that Registrant will indemnify its directors and officers in actions, suits or proceedings (other than derivative actions) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws give the Registrant the power in its discretion to indemnify any employee or agent of the Registrant in the same manner as the Registrant is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws provide that the Registrant shall indemnify any director or officer of the Registrant who is a party to any derivative action on behalf of the Registrant against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Registrant, and except that no indemnification shall be made in respect of any claim as to which such person shall have been judged to be liable to Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity. The By-laws give the Registrant the power in its discretion to indemnify any employee or agent of Registrant in the same manner as the Registrant is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws further provide that the Registrant may purchase and maintain insurance on behalf of its respective directors, officers, employees or agents.

         Section 145 of the Delaware General Corporation Law contains provisions governing the indemnification of directors and officers by Delaware corporations. The statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action was brought decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the Delaware General Corporation Law.

         A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement must be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, even though less than a quorum, or by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, or by the stockholders.

         Under the Delaware General Corporation Law, a corporation may pay or reimburse the reasonable expenses incurred by a director or officer who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she was not entitled to be indemnified.

         The indemnification provisions of the Delaware General Corporation Law are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification provided for under the Delaware General Corporation Law continues as to a person who ceases to be a director or officer.

         The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or may be hereafter amended, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Delaware General Corporation Law permits the Registrant to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority and as authorized by its By-laws, the Registrant maintains such insurance on behalf of its directors and officers.


ITEM 16.          EXHIBITS

         The following is a list of all exhibits filed as a part of this Registration Statement, including those which are incorporated herein by reference.



Item     Description
----     -----------
*3(a)    Cavalier Homes, Inc.'s Amended and Restated Certificate of
         Incorporation, filed as Exhibit 3(a) to Cavalier Homes, Inc.'s Annual
         Report on Form 10-K for the year ended December 31, 1993, and the amendment thereto, filed as Exhibit 3(b) to Cavalier Homes, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.

*3(b)    Cavalier Homes, Inc. Amended and Restated By-laws, filed as Exhibit
         3(d) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997, and the amendment thereto filed as Exhibit
         3(e) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 26, 1997.


*3(c)    The Certificate of Designation of Series A Junior Participating
         Preferred Stock of Cavalier Homes, Inc. as filed with the Office of the Delaware Secretary of State on October 24, 1996 and filed as Exhibit A to Exhibit 4 to Cavalier Homes, Inc.'s Registration Statement on Form
         8-A filed on October 30, 1996.

*4(a) Articles four, six, seven, eight and nine of the Company's Amended and Restated Certificate of Incorporation, as amended, included in Exhibit
         3(a) above.

*4(b)    Article II, Sections 2.1 through 2.18; Article III, Sections 3.1 and
         3.2; Article IV, Sections 4.1 and 4.3; Article VI, Sections 6.1 through
         6.5; Article VIII, Sections 8.1 and 8.2; and Article IX of the
         Company's Amended and Restated By-laws, included in Exhibit 3(b) above.

*4(c)    Rights Agreement between Cavalier Homes, Inc. and ChaseMellon
         Shareholder Services, L.L.C., filed as Exhibit 4 to Cavalier Homes,
         Inc.'s Current Report on Form 8-K dated October 30, 1996.

5 Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.

23(a)    Consent of Bradley Arant Rose & White LLP (included in Exhibit 5).

23(b)    Consent of Deloitte & Touche LLP.

24       Power of Attorney.


----------------------
*   Incorporated by reference.


ITEM 17.          UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;


                           (ii) To reflect in the Prospectus any facts or events
arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;


                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Alabama, on this 17 day of June, 1998.


                                                     CAVALIER HOMES, INC.


                                         By:        /s/ David A. Roberson
                                             -----------------------------------
                                                        David A. Roberson
                                                            President
                                                     and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





              Signature                                            Title                             Date
              ---------                                            -----                             ----

        /s/ DAVID A. ROBERSON                                  Director and                      June 17, 1998
--------------------------------------------            Principal Executive Officer
          David A. Roberson


        /s/ MICHAEL R. MURPHY                             Director and Principal                 June 17, 1998
--------------------------------------------         Financial and Accounting Officer
          Michael R. Murphy

        /s /BARRY B. DONNELL*                       Chairman of the Board and Director           June 17, 1998
--------------------------------------------
          Barry B. Donnell

    /s/ THOMAS A. BROUGHTON, III*                                Director                        June 17, 1998
--------------------------------------------
      Thomas A. Broughton, III

          /s/ JOHN W LOWE*                                       Director                        June 17, 1998
--------------------------------------------
             John W Lowe

         /s/ LEE ROY JORDAN*                                     Director                        June 17, 1998
--------------------------------------------
           Lee Roy Jordan

        /s/ GERALD W. MOORE*                                     Director                        June 17, 1998
--------------------------------------------
           Gerald W. Moore

     /s/ A. DOUGLAS JUMPER, SR.*                                 Director                        June 17, 1998
---------------------------------------------
       A. Douglas Jumper, Sr.

          /s/ MIKE KENNEDY*                                      Director                        June 17, 1998
---------------------------------------------
            Mike Kennedy


*       /s/ DAVID A. ROBERSON                                                                    June 17, 1998
 -------------------------------------------
          David A. Roberson
          Attorney in Fact

                                INDEX TO EXHIBITS


  Exhibit                                                                                     Page in Sequentially
  Number                          Description                                                  Numbered Filing
  ------                          -----------                                                  ---------------
*3(a)    Cavalier Homes, Inc.'s Amended and Restated Certificate of
         Incorporation, filed as Exhibit 3(a) to Cavalier Homes, Inc.'s Annual
         Report on Form 10-K for the year ended December 31, 1993, and the amendment thereto, filed as Exhibit 3(b) to Cavalier Homes, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.

*3(b)    Cavalier Homes, Inc. Amended and Restated By-laws, filed as Exhibit
         3(d) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997, and the amendment thereto filed as Exhibit
         3(e) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 26, 1997.

*3(c)    The Certificate of Designation of Series A Junior Participating
         Preferred Stock of Cavalier Homes, Inc. as filed with the Office of the Delaware Secretary of State on October 24, 1996 and filed as Exhibit A to Exhibit 4 to Cavalier Homes, Inc.'s Registration Statement on Form
         8-A filed on October 30, 1996.

*4(a) Articles four, six, seven, eight and nine of the Company's Amended and Restated Certificate of Incorporation, as amended, included in Exhibit
         3(a) above.

*4(b)    Article II, Sections 2.1 through 2.18; Article III, Sections 3.1 and
         3.2; Article IV, Sections 4.1 and 4.3; Article VI, Sections 6.1 through
         6.5; Article VIII, Sections 8.1 and 8.2; and Article IX of the
         Company's Amended and Restated By-laws, included in Exhibit 3(b) above.

*4(c)    Rights Agreement between Cavalier Homes, Inc. and ChaseMellon Shareholder
         Services, L.L.C., filed as Exhibit 4 to Cavalier Homes, Inc.'s Current
         Report on Form 8-K dated October 30, 1996.

5 Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.

23(a)    Consent of Bradley Arant Rose & White LLP (included in Exhibit 5).

23(b)    Consent of Deloitte & Touche LLP.

24       Power of Attorney.

---------------------
*   Incorporated by reference.